UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): August 11, 2008

ECOSOLUTIONS INTL
(Exact Name of Registrant as Specified in Charter)

Nevada
(State of Incorporation)

000-53225	04-3803966
(Commission File Number)	(I.R.S. Employer Identification No.)

295 East Main Street, Suite 1, Ashland, Oregon	97520
(Address of Principal Executive Offices)	(Zip Code)

(541) 552-9360
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

ITEM 5.02	ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS, COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

Resignation of Director

Effective August 11, 2008, John Dailey, one of the directors of ecoSolutions Intl (the “Company”) resigned from the Company’s Board of Directors (“Board”). Mr. Dailey resigned for personal reasons and not due to any disagreement or dispute with the Company.

 Appointment of Director

 Pursuant to the bylaws of the Company, and via a written consent of the Board, dated as of August 11, 2008, the remaining members of the Board appointed Charles Lanusse III to fill the vacancy on the Board resulting from Mr. Dailey’s resignation. Mr. Lanusse’s appointment to the Board is effective as of August 11, 2008. Mr. Lanusse was also appointed to serve on the Audit Committee of the Board.

In connection with his appointment as a director of the Company, Mr. Lanusse was issued options to purchase 25,000 shares of common stock of the Company, effective August 11, 2008, under the Company’s 2007 Equity Incentive Plan. The options were issued at an exercise price of $0.55 per share, based on the closing trading price of the Company’s common stock, as reported on the Pink Sheets LLC trading platform. The options expire 5 years from the date of issuance, i.e., August 11, 2013.

Mr. Lanusse, 39, is the Chairman, Chief Executive Officer and President of Lumebox Technology, Inc., a company developing trading technology for financial markets. He launched this business in 2004 and incorporated the company in August 2007. Charles has successful start-up company experience during the 1990’s, in which he was the founder, Chairman and Chief Executive Officer of Starseed Inc., a web technology business that was sold to GeoCities, which was subsequently sold toYahoo! He became Chief Operating Officer of the WebRing division for GeoCities. Mr. Lanusse does not serve on the board of directors of any other public companies.

Mr. Lanusse also provides part-time information technology services to the Company, for which he received in May 2008 options to purchase 25,000 shares of common stock of the Company at an exercise price of $0.45 per share.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

ECOSOLUTIONS INTL

Date: August 15, 2008	By:	/s/ WILLIAM PATRIDGE
William Patridge, Chief Executive Officer